Exhibit 10.1
EMPLOYMENT TRANSITION AGREEMENT

This Employment Transition Agreement (the “Agreement”) is entered into by and among Lynn Jochim (“Executive”), Five Point Operating Company, LP, a Delaware limited partnership (the “Company”), Five Point Communities Management, Inc. (“FPCM”), and Five Point Holdings, LLC, the parent company of the Company and FPCM (“FPH,” and together with the Company and FPCM, the “Company Parties”), effective as of February 9, 2022 (the “Effective Date”). Executive, the Company, FPCM and FPH are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.Executive is the President and Chief Operating Officer (“COO”) of FPH. Executive is also an officer and an employee of FPCM.

B.The Company Parties and Executive have agreed that Executive will be resigning her positions as President and COO of FPH and leaving her employment at FPCM.

C.The Company, through its subsidiary, FPCM, desires to continue to employ Executive, and Executive desires to continue employment with the Company, through February 14, 2022 (the “Transition Date”), on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Employment Period.

(a)Employment Period; At-Will Employment. During the period (the “Employment Period”) commencing on the Effective Date and ending on the Transition Date, Executive shall continue to be employed by FPCM. The Company Parties and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company Parties at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason prior to the Transition Date, Executive shall not be entitled to any payments, benefits, awards or compensation other than as provided in this Agreement and as required by law (it being understood that the foregoing shall not be construed to limit the rights of Executive and her related parties (including, without limitation, The 2002 Jochim Family Trust) in respect of her vested equity and equity-based awards, vested employee benefits or under the Tax Receivable Agreement by and among FPH, the Company and certain other parties dated as of May 2, 2016, as amended from time to time (the “TRA”)). Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b)Duties and Responsibilities. During the Employment Period, Executive will continue to serve the Company Parties as an employee in the role of President and COO.

(c)Compensation During Employment Period. As compensation for the services to be rendered by Executive to the Company Parties during the Employment Period, Executive shall be paid the compensation and benefits:

(i)Base Salary. For the period commencing on the Effective Date and ending on the Transition Date, FPCM shall continue to pay to Executive her base salary in the same amount as currently paid to her (as of immediately prior to the date hereof) and payable in accordance with FPCM’s usual pay practices.

(ii)Annual Bonus. Executive shall receive a cash bonus for fiscal year 2021, equal to $2,000,000.

(iii)Benefits. Executive shall be entitled to participate in benefits under the Company Parties’ benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company Parties to their senior employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(iv)Expenses. The Company Parties shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of her duties hereunder, subject to the Company’s existing policies and procedures for reimbursement of business-related expenses. In addition, the Company Parties shall, within 30 days of the receipt of reasonable documentation related thereto, reimburse Executive for up to $15,000 in legal fees and expenses incurred by her in connection with the negotiation and execution of this Agreement, the Advisory Agreement and any related documents or arrangements.

(v)Vacation or Paid Time Off. Executive shall be entitled to such periods of vacation or paid time off (“PTO”) each year as provided from time to time under FPCM’s vacation or PTO policy.

(vi)Equity Awards. During the Employment Period, Executive’s equity awards granted by FPH shall continue to vest in accordance with the terms of the award agreements and the FPH Amended and Restated 2016 Incentive Award Plan (the “Equity Plan”) pursuant to which such equity awards were issued (the “Equity Plan Documents”). In addition, notwithstanding anything to the contrary in the Equity Plan Documents, from and after the Transition Date (A) Executive’s unvested equity awards shall continue to vest pursuant to the terms of the Advisory Agreement in accordance with the terms of such Equity Plan Documents (as modified by the Advisory Agreement), (B) all references to Executive’s “employment” in such Equity Plan Documents shall instead be references to Executive’s and/or her affiliate’s “service” under the Advisory Agreement and all references to Executive’s “termination of employment” shall instead be references to Executive’s and/or her affiliate’s “termination of service” as an advisor pursuant to the Advisory Agreement (and similar and correlative terms will have like meanings), (C) the references to “Section 13.2(d)” of the Equity Plan in Executive’s Restricted Share Agreement dated January 15, 2020 and Executive’s Restricted Share Agreement dated September 15, 2021 shall each be construed as a reference to Section 12.2(d) of the Equity Plan, and (D) the terms “Cause” and “Good Reason” for purposes of the Equity Plan Documents with Executive shall have the meanings given to such terms in the

Advisory Agreement. The Equity Plan Documents governing Executive’s equity awards are hereby amended to be consistent with the foregoing.

2.Transition Date Matters.

(a)Resignations. Executive hereby agrees that, effective as of the Transition Date, she hereby resigns her positions of President and Chief Operating Officer of each of the Company Parties (and any of their affiliates) (and any other titles or officer positions she may hold) of the Company Parties (and any of their respective affiliates and subsidiaries), including, without limitation, her position as a member of the “Executive Committee” of any joint venture to which the Company Parties (and any of their respective affiliates or subsidiaries) are a party. Executive and FPH shall execute any additional documentation necessary to effectuate the foregoing.

(b)Compensation Through Transition Date. On the Transition Date, the Company Parties will issue to Executive her final paycheck, reflecting (i) her earned but unpaid base salary through the Transition Date, and (ii) all accrued, unused vacation pay or PTO due Executive through the Transition Date. In addition, as a result of her cessation of employment, Executive shall be entitled to receive all benefits, including continuation and conversion rights, provided upon cessation of employment under the Company Parties’ employee benefit plans and policies in accordance with the terms of such plans and policies. The amounts described in this Section 2(b) and Section 2(d) below are referred to as the “Accrued Obligations.”

(c)Fiscal Year 2021 Bonus. To the extent not paid prior to the Transition Date, Executives annual bonus (as provided in Section 1(c)(ii) above) for fiscal year 2021 will be paid at the same time as annual bonuses are paid to the executive officers of FPCM generally, but in all events prior to March 15, 2022. Such bonus will be payable to Executive regardless of whether she is employed or otherwise providing services to the Company Parties on the payment date.

(d)Expense Reimbursements. The Company Parties will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of her job duties prior to the Transition Date, which expenses shall be submitted by Executive promptly following the Transition Date and paid by the Company Parties in accordance with the Company’s existing policies and procedures.

(e)Benefits. Executive’s entitlement to health benefits from the Company Parties, and eligibility to participate in the Company Parties’ health benefit plans, shall cease on the last day of the calendar month during which the Transition Date occurs, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for herself and any covered dependents. Executive’s entitlement to other benefits from the Company Parties, and eligibility to participate in the Company Parties’ other benefit plans and programs, shall cease on the Transition Date.

(f)Advisory Services Following Transition Date. Following the Transition Date, Executive and/or her affiliate shall continue to serve as an advisor to the Company Parties pursuant to the terms and conditions of the Advisory Agreement of even date herewith (the “Advisory Agreement”).

(g)Severance Matters. For the avoidance of doubt, the Parties acknowledge and agree that neither the execution of this Agreement nor Executive’s cessation of employment on the Transition Date will result in any payments or other obligations from the Company Parties or any of their affiliates pursuant to FPH’s Senior Management Severance and Change in Control Plan (the “Severance Plan”), and that, from and after the Transition Date, Executive will no longer be a “Participant” in the Severance Plan. In addition, the Parties acknowledge and agree that neither the execution of this Agreement nor Executive’s cessation of employment on the Transition Date will result in any accelerated vesting of any of Executive’s equity awards. However, notwithstanding anything herein to the contrary, if Executive’s employment ceases prior to February 14, 2022 as a result of (x) Executive’s termination of employment by FPCM without Cause, or (y) Executive’s death, (i) Executive shall be entitled to all payments and benefits (including continued vesting) due to her hereunder as if her employment with FPCM had continued in accordance with the terms hereof through the Transition Date, and (ii) Executive shall be entitled to payment and benefits (including accelerated vesting) under the Advisory Agreement as if she commenced services under the Advisory Agreement (which, solely for this purpose of giving effect to this provision, shall be deemed to become effective as of immediately prior to such termination) and her services had ceased due to a termination of her employment by FPCM without Cause or her death, as applicable, one (1) day thereafter.

3.Warranty. Executive acknowledges that, other than the compensation set forth in Sections 1(c) and 2 above paid to her as provided therein, she has or will have received all wages, accrued but unused vacation pay or paid time off, and other compensation or benefits due to her as a result of her employment with and termination of employment with the Company Parties.

4.Indemnification and D&O Coverage. Following the Transition Date, Executive will continue to be indemnified (including provisions regarding advancement of fees and expenses) on a basis that is no less favorable than the basis on which other current officers of the Company Parties are indemnified for so long as she is potentially subject to any claim or action related to her service as an officer (or in a comparable capacity) of any of the Company Parties or their affiliates. In addition, Executive will be the beneficiary of a directors and officers liability insurance that is no less favorable to Executive than the more protective of (i) the directors’ and officers’ liability insurance policy in effect as of immediately prior to the Effective Date and (ii) the directors’ and officers’ liability insurance policy in effect from time to time hereafter for senior executives and directors of the Company Parties.

5.Mutual Releases.

(a)Release By Executive. In consideration of the agreements and promises set forth herein, including the payments and benefits which Executive is eligible to receive under this Agreement and the Advisory Agreement, Executive, on behalf of herself and her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company Parties and all predecessors, successors and their parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, members, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of her employment with or service to the Company Parties or any affiliate (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company Parties or any affiliate. Notwithstanding the generality of the foregoing, Executive does not release any claim which, by law, may not be released, including the following claims: (i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company Parties or their affiliates or Claims for vested benefits under any employee benefit plan of the Company Parties or their affiliates; (iii) Claims for indemnity under any written indemnification agreement provided by the Company to Executive, or under the bylaws of any Company Party, as provided for by California law (including California Labor Code Section 2802) or Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer (or in a comparable capacity) of the Company Parties or their affiliates; (iv) Claims for Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release her right to secure any damages for alleged discriminatory treatment; (v) any Claim related to her right to enforce this Agreement or the Advisory Agreement or any other agreement referenced herein or therein; and (vi) Executive’s right to communicate or cooperate with any government agency.

(b)Release By Company Parties. In consideration of Executive complying with the terms and conditions of this Agreement, each of the Company Parties hereby waive, on behalf of itself and its representatives and assigns, predecessors, successors and their parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of her employment with or service to the Company Parties or any affiliate their right to any Claims it might have against Executive, her family members, representatives, successors and affiliates, related, and/or subsidiary entities (including, without limitation, trusts for the benefit of Executive and her family members), and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives based upon any act or omission arising on or before the date it signs this Agreement; provided, however, that no Company Party releases (i) any Claim related to its right to enforce this Agreement or the Advisory Agreement or any other agreement referenced herein or therein, (ii) any Claims arising out of or in any way relating to Executive’s breach of fiduciary duty, willful misconduct, fraud, embezzlement or illegal conduct, and (iii) Claims that cannot be released as a matter of law.

(c)Release of Unknown Claims. EACH OF EXECUTIVE AND EACH COMPANY PARTY ACKNOWLEDGES THAT SHE OR IT HAS BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY, AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE AND EACH COMPANY PARTY HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE OR IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6.Assignment; No Third Party Beneficiaries.

(a)Assignment. This Agreement and the rights and duties hereunder are personal to Executive and shall not be assigned, delegated, transferred, pledged or sold by Executive without the prior written consent of the Company Parties. Executive hereby acknowledges and agrees that the Company Parties may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder to any third party (a) that acquires all or substantially all of the assets of the assets of any Company Party or (b) that is the surviving or acquiring corporation in connection with a merger, consolidation or other acquisition involving any Company Party. This Agreement shall inure to the benefit of and be enforceable by the Parties, and their respective heirs, personal representatives, successors and assigns.

(b)No Third-Party Beneficiaries. Except as provided in Section 6(a) above, (i) nothing contained in this Agreement shall create a contractual relationship with or a contractual cause of action in favor of a third party against any Party and (ii) Executive’s services under this Agreement are being performed solely for the benefit of the Company Parties, and no other party or entity shall have any contractual claim against Executive because of this Agreement or the performance or nonperformance of Services hereunder.

7.Governing Law; Venue. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of California, without regard to conflict of law principles. Any suit brought hereon shall be brought in the state or federal courts sitting in Orange County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in person jurisdiction over it and consents to service of process in any manner authorized by California law.

8.Entire Agreement. This Agreement, together with the Advisory Agreement and the other agreements referenced herein and therein (including, without limitation, the Equity Plan Documents, as modified herein, and the TRA), constitutes the complete and final agreement of the Parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof, including, without limitation, any offer letter between Executive and any Company Party. Executive hereby agrees that as of the Effective Date any other such agreement or understanding is hereby terminated and shall be of no further force or effect. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the Parties.

9.Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

10.Notices. All notices required or permitted to be given by one Party to the other under this Agreement shall be sufficient if sent by either certified mail return receipt requested, nationally recognized courier, email or hand delivery to the Company, at its principal executive offices, and to Executive, at her address on the payroll records of the Company, or to such other address as the Party to receive the notice has designated by notice to the other Party. All notices shall be effective (a) when delivered personally, (b) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (c) the business day when delivered by a nationally recognized courier, or (d) upon receipt if sent by certified or registered mail.

11.Execution in Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.Advice of Legal Counsel. Executive and Company Parties each hereby acknowledges that Executive has been represented by Rosen Bien Galvan & Grunfeld LLP as her legal counsel and Company Parties have been represented by Latham & Watkins prior to executing this Agreement. This Agreement is the product of negotiation and preparation by and among the Parties and their respective attorneys. Neither this Agreement nor any provision thereof shall be deemed prepared or drafted by one Party or another, or its attorneys, and shall not be construed more strongly against any Party.

13.Withholding and Other Deductions; Right to Seek Independent Advice. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. Executive acknowledges and agrees that no Company Party nor counsel for the Company Parties has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of her choosing.

14.Survival. The covenants, agreements, representations and warranties contained in or made in this Agreement shall survive the Transition Date or any termination of this Agreement.

15.Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

16.Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Internal Revenue Code (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

COMPANY

FIVE POINT OPERATING COMPANY, LP, a Delaware limited partnership

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer

FPH

FIVE POINT HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer

FPCM

FIVE POINT COMMUNITIES MANAGEMENT, INC., a Delaware corporation

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer

EXECUTIVE
/s/ Lynn Jochim

Lynn Jochim, an individual